Exhibit 2.1

EXPLANATORY NOTE TO THIS EXHIBIT

The representations and warranties included in this Agreement and Plan of Merger (the “Merger Agreement”) were made by the parties to the Merger Agreement for their respective contractual benefit. These representations and warranties are made as of specific dates, only for purposes of the Merger Agreement and for the benefit of the parties thereto. These representations and warranties are subject to important exceptions and limitations agreed upon by the parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities laws. The Merger Agreement is filed with this report only to provide investors with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. Information concerning the subject matter of the representations and warranties may have changed, and may continue to change, since the date of the Merger Agreement, and such subsequent information may or may not be fully reflected in the Company’s public reports. Investors should not rely on the representations and warranties contained in the Merger Agreement or any description thereof as characterizations of the actual state of facts or condition of the Company, its subsidiaries or affiliates. The information in the Merger Agreement should be considered together with the Company’s public reports filed with the Securities and Exchange Commission.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

February 2, 2014

among

ARTHROCARE CORPORATION,

SMITH & NEPHEW, INC.

ROSEBUD ACQUISITION CORPORATION

and

SMITH & NEPHEW PLC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 2, 2014, among ArthroCare Corporation, a Delaware corporation (the “Company”), Smith & Nephew, Inc., a Delaware corporation (“Parent”), and Rosebud Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and, solely for purposes of Section 8.01, Section 11.04(b) and Section 11.13, Smith & Nephew plc, an English public limited company (“Parent Holdco”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved this Agreement, and the respective Boards of Directors of the Company and Merger Subsidiary deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent has required, as a condition and inducement to its willingness to enter into this Agreement, that the Persons listed on Section 1.01(a)(i) of the Parent Disclosure Schedule each simultaneously herewith enter into a voting agreement (the “Voting Agreements”) dated as of the date hereof, providing that each such Person shall vote in favor of and support the Merger and the other transactions contemplated hereby; and

WHEREAS, prior to the Effective Time, the Company shall cause each outstanding share of Company Series A Preferred Stock to be converted into shares of Company Common Stock in accordance with the terms of the Certificate of Designations and, as of the Effective Time, no shares of Company Series A Preferred Stock shall be issued or outstanding.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any similar Applicable Law of any other jurisdiction.

“Antitrust Laws” means the HSR Act and any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority (including Health Care Laws) that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or the City of London are authorized or required by Applicable Law to close.

“Certificate of Designations” means the certificate of designations of the Company Series A Preferred Stock.

“CMS” means Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2013 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarterly period then ended.

“Company Balance Sheet Date” means September 30, 2013.

“Company Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from or arising out of (A) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, (B) changes in GAAP or in Applicable Law, or any interpretation thereof, (C) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (D) acts of war, sabotage or terrorism or any escalation or worsening thereof or any natural disasters, (E) the announcement, pendency or consummation of the transactions contemplated by this Agreement (it being understood that this clause (E) shall not apply to any representation or warranty of the Company in Section 4.03, Section 4.04, Section 4.12(b), Section 4.12(e), Section 4.15(c)(ii), Section 4.17(g) or Section 4.17(j) that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (F) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or third party budgets, projections, forecasts or predictions of financial performance for any period, (G) any change, in and of itself, in the trading price or trading volume of Company Common Stock on the NASDAQ, (H) events relating to the

Products, including Product candidates and Products in development, of any Person (other than, in each case, Products of the Company or any of its Subsidiaries) or (I) the pending actions, suits, investigations or proceedings involving the Company’s former chief executive officer and chief financial officer and any other former officers of the Company related to the Company’s previously publicly disclosed revenue restatements (but only to the extent publicly disclosed by the Company in filings with the SEC prior to the date hereof), including any obligation of the Company to indemnify such former offers and advance expenses in connection with such actions; provided, however, that the changes, events, circumstances or occurrences set forth in clauses (A), (B), (C) and (D) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent that such changes, events, circumstances or occurrences have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the principal industry in which the Company and its Subsidiaries conduct their businesses, and then only to the extent of such disproportionality; provided, further, that the underlying causes of any events set forth in clauses (F) and (G) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur; or (ii) the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Performance Share” means an award granted pursuant to any Equity Plan of performances shares with respect to shares of Company Common Stock.

“Company Restricted Stock Unit” means an award granted pursuant to any Equity Plan of restricted stock units, including any such award that may be settled in cash, with respect to shares of Company Common Stock.

“Company Series A Preferred Stock” means the Series A 3.00% Convertible Preferred Stock, $0.001 par value, of the Company.

“Company Stock Appreciation Right” means any stock appreciation right with respect to shares of Company Common Stock, including any such award that may be settled in cash, granted pursuant to any Equity Plan.

“Company Stock Option” means any option to purchase shares of Company Common Stock, including any such option that may be settled in cash, granted pursuant to any Equity Plan.

“Company Transition Incentive Plan” means the Transition Incentive Plan set forth on Section 4.17(a) of the Company Disclosure Schedule.

“Contract” or “contract” means any written contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.  For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).

“Environmental Laws” means any Applicable Law or any Contract with a Governmental Authority relating to the environment, health and safety or any pollutant, contaminant, chemical or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“Environmental Permits” means all permits, licenses, consents, variances, orders, exemptions, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the Company or any of its Subsidiaries.

“Equity Plan” means any equity compensation plan or arrangement of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FDA” means the United States Food and Drug Administration.

“Federal Health Care Program” means each of the health care programs defined at 42 U.S.C. § 1320a-7b(f).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, in each case of competent jurisdiction and with authority to act with respect to the matter in question.

“Hazardous Substance” means any substance defined as or regulated as a “pollutant,” a “contaminant”, a “hazardous substance,” a “hazardous material,” or a “toxic chemical” under any Environmental Law or any substance, waste or material that is or has the characteristics of being toxic, hazardous, radioactive, ignitable, corrosive or reactive, including any substance, waste or material regulated under any Environmental Law.

“Health Care Laws” means any and all Applicable Laws relating to the regulation of the health care and medical device industry or to payment for items or services rendered, provided, dispensed or furnished by health care providers or suppliers, including, without limitation, the following laws: (i) the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b and 1320a-7h), the federal TRICARE statute, the Federal False Claims Act (31 U.S.C. § 3729-33), 18 U.S.C. §§ 286 and, with respect to each of the above, any ordinance, rule, regulation or order issued thereunder or with respect thereto; (ii) all international, multinational, foreign, federal or state laws or regulations applicable to medical device manufacture, registration, approval, importation, sale, use, distribution, dispensing, marketing and security, (iii) any prohibition on the defrauding of or making any false claim, false statement or misrepresentation of material facts to any third-party payer (including commercial and private payers) or any Governmental Authority that administers a Federal Health Care Program  or state health care program (including, but not limited to, Medicare, Medicaid and state Medicaid Waiver Programs and TRICARE); (iv) the licensure, certification or registration requirements of health care facilities, services, equipment or health care providers, suppliers of device manufacturers; (v) all state anti-kickback and illegal remuneration laws; (vi) all federal or state laws pertaining to patient confidentiality and privacy and the confidentiality, privacy or security of Protected Health Information or Personal Data, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009

and (vii) The Federal Food Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) national and multinational statutory invention registrations, patents and patent applications of any type issued or applied for in any jurisdiction, including all provisionals, nonprovisionals, divisions, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application (collectively “Patents”), (ii) trademarks, service marks, trade dress, logos, brand names, certification marks, domain names, trade names, corporate names and other indications of origin, whether or not registered, in any jurisdiction, and all registrations and applications for registration of the foregoing in any jurisdiction, and all goodwill associated with the foregoing (collectively, “Trademarks”), (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in any jurisdiction, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression (collectively, “Copyrights”), (iv) trade secrets, know-how, information, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, inventions, discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (v) database rights, industrial designs, industrial property rights, publicity rights and privacy rights and (vi) the right to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“International Plan” means any Employee Plan that is not a US Plan.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Key Employee” means David Fitzgerald, Todd Newton and each employee of the Company or any of its Subsidiaries who is party to a continuity agreement.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule after reasonable inquiry.

“Licensed Intellectual Property” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASDAQ” means the NASDAQ Stock Market LLC.

“OIG” means the United States Department of Health and Human Services Office of the Inspector General.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

“Permitted Liens” means any (i) mechanics Liens and similar Liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not due and payable or are being contested in good faith, (ii) Liens that do not materially detract from the value of the specific asset affected or the present use of such asset; (iii) Liens disclosed on the Company Balance Sheet, (iv) Liens arising by virtue of the transactions contemplated under this Agreement, (v) Liens for Taxes not yet due and payable (or those Taxes that are being contested in good faith by appropriate proceedings), (vi) zoning, building codes and other land use Applicable Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (vii) easements, covenants, conditions, restrictions, encroachments and other similar matters affecting title to real property which do not materially impair the use of such real property in the operation of the business conducted thereon, (viii) Liens with respect to leased equipment and (ix) landlord’s Liens.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that alone or together with other information allows the identification of a natural person.

“Products” with respect to any Person means medical device products being researched, developed, manufactured, supplied, promoted, tested, distributed, marketed, licensed, commercialized or sold by such Person.

“Protected Health Information” means individually identifiable health information as defined at 45 C.F.R. §160.103.

“Restricted Share” means a share of Common Stock that was granted under any Equity Plan and that as of immediately prior to the Effective Time is subject to forfeiture restrictions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax, governmental fee or other like assessment or charge in the nature of a tax (including withholding on amounts paid to or by any

Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign).

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Costa Rican Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any report, filing, election or return (including any information return) required to be filed with any Taxing Authority with respect to Taxes, including any schedules, attachments or amendments thereto.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability and excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries or contained in credit agreements or other commercial agreements the primary purposes of which do not relate to Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“US Plan” means any Employee Plan that covers Service Providers located primarily within the United States.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(b)                       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreed Actions	8.01(a)
Agreement	Preamble
Board of Directors	4.02(b)
Burdensome Condition	8.01(a)
Certificates	2.03(a)
Closing	2.01(b)

Term	Section
Company	Preamble
Company Board Recommendation	4.02(b)
Company Filings	4.07(a)
Company Permits	4.12(b)
Company Proxy Statement	4.09
Company Real Property	4.14(c)
Company SEC Documents	Article 4
Company Securities	4.05(b)
Company Submissions	4.12(g)(i)
Company Subsidiary Securities	4.06(b)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02(a)
Confidentiality Agreement	6.03(b)(i)
Covered Employee	7.03(a)
Covered Products	8.01(a)
D&O Insurance	7.02(c)
Effective Time	2.01(c)
e-mail	11.01
End Date	10.01(b)(i)
ESPP	7.03(f)
Excluded Products	8.01(a)
Government Funded IP	4.15(i)
Guaranteed Obligations	11.13(a)
HC Company Permits	4.12(e)
Indemnified Person	7.02(a)
Intervening Event	6.03(b)(ii)
Lease	4.14(c)
Leased Real Property	4.14(c)
Material Contract	4.19(b)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Non-Employee Holder	2.05(d)
Owned Real Property	4.14(b)
Parent	Preamble
Parent Holdco	Preamble
Parent Plan	7.03(c)
Paying Agent	2.03(a)
Payment Fund	2.03(a)
Registered IP	4.15(e)
Representatives	6.03(a)
Sanctions	4.12(d)
Superior Proposal	6.03(e)

Term	Section
Surviving Corporation	2.01(a)
Tail Period	7.02(c)
Termination Fee	11.04(b)(i)
Uncertificated Shares	2.03(a)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules, regulations or interpretations promulgated thereunder.  References to any Contract are to such Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, but only to the extent, with respect to any Contract listed on any Schedules hereto, that such amendments, modifications or supplements have been listed in the appropriate schedule or provided to Parent prior to the date hereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
THE MERGER

Section 2.01.  The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)                       Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)                        At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed by Parent and the Company and specified in the certificate of merger).

(d)                       From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Conversion of Shares.  At the Effective Time:

(a)                       Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $48.25 in cash, without interest (such per share of Company Common Stock amount, the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)                       Each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be canceled, and no payment shall be made with respect thereto.

(c)                        Each share of Company Common Stock held by any Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)                       Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and, except as provided in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (or, in the case of Company Stock Options, an amount based thereon) (i) certificates representing shares of Company Common Stock (the “Certificates”), (ii) subject to Section 2.05, uncertificated shares of Company Common Stock (the “Uncertificated Shares”) or (iii) Company Stock Options, or Company Restricted Stock Units held by Non-Employee Holders.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (or, in the case of Company Stock Options, the aggregate amount based thereon) to be paid in respect of the Certificates, the Uncertificated Shares, and Company Stock Options, Company Stock Appreciation Rights, Company Performance Shares or Company Restricted Stock Units held by Non-Employee Holders (any funds deposited with the Paying Agent, the “Payment Fund”). The Payment Fund shall not be used for any other purpose.  Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each holder of shares of Company Common Stock or each Non-Employee Holder who holds Company Stock Options, Company Stock Appreciation Rights, Company Performance Shares or Company Restricted Stock Units at the Effective Time a letter of transmittal and instructions in customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and which shall include customary provisions with respect to delivery of an “agent’s message” with respect to shares of Company Common Stock held in book-entry form) for use in such exchange.

(b)                       Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. Upon such surrender, Parent shall pay, or cause the Paying Agent to pay from the Payment Fund, the Merger Consideration payable to each such holder pursuant to this Article 2.  Each Non-Employee Holder of Company Stock Options that have been converted into the right to receive a cash amount in accordance with Section 2.05 shall be entitled to receive such cash amount upon delivery of a properly completed letter of transmittal.

(c)                        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)                       After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)                        Any portion of the Merger Consideration (or, in the case of Company Stock Options, an amount based thereon) deposited with the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock or Non-Employee Holders twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock or Company Stock Options for the Merger Consideration (or, in the case of Company Stock Options, an amount based thereon) in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock or any Non-Employee Holder for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of shares of Company Stock that, pursuant to Applicable Law, would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)                         Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand.

(g)                        The Paying Agent shall invest any cash in the Payment Fund as directed by Parent; provided that Parent shall not direct the Paying Agent to invest any cash in the Payment Fund in any investment if such investment would, or would reasonably be expected to, prevent or delay timely payment of the Merger Consideration pursuant to this Agreement.  Any interest and other income resulting from such investments shall be paid to Parent.  In the event the Payment Fund shall be insufficient to pay the aggregate Merger Consideration (or, in the case of Company Stock Options, the aggregate amount based thereon) payable in connection with the Merger, Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment.

Section 2.04.  Dissenting Shares.  Notwithstanding Section 2.02, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal.  If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.  The Company shall give Parent prompt notice of any demands received prior to the Effective Time by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to all such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05.  Equity Awards.  (a) Company Stock Options and Company Stock Appreciation Rights.  At the Effective Time, each outstanding Company Stock Option and Company Stock Appreciation Right, whether vested or unvested, shall be cancelled and, in exchange therefor, Parent shall cause the Surviving Corporation to pay to each former holder of any such cancelled Company Stock Option or Company Stock Appreciation Right a cash amount, if any, equal to the product of (i) the Merger Consideration less any applicable exercise price per share, and (ii) the number of shares of Company Common Stock covered by such Company Stock Option or Company Stock Appreciation Right, subject to reduction for any Taxes withheld pursuant to Section 2.07.  Each such holder will be given the opportunity to exercise his or her outstanding Company Stock Options or Company Stock Appreciation Rights, as applicable, immediately prior to the Effective Time. In the event that such Company Stock Options or Company Stock Appreciation Rights, as applicable, are not exercised prior to the Effective Time, such Company Stock Options or Company Stock Appreciation Rights, as applicable, will be cancelled in exchange for a cash payment or for no consideration, as applicable, in accordance with this Section 2.05.

(b)                       Company Restricted Stock Units.  At the Effective Time, each outstanding Company Restricted Stock Unit, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, Parent shall cause the Surviving Corporation to pay to each former holder of any such cancelled Company Restricted Stock Unit a cash amount equal to the product of (i) the Merger Consideration, and (ii) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit, subject to reduction for any Taxes withheld pursuant to Section 2.07.

(c)                        Company Performance Shares.  The performance period for each Company Performance Share shall terminate as of (i) the date such performance period ends in accordance with the terms of the Company Performance Share if such date is on or earlier than the Effective Time or (ii) if such performance period is scheduled to end after the Effective Time in accordance with the terms of the Company Performance Share, the last business day of the completed fiscal quarter that immediately precedes the Effective Time, and the performance achievement for such performance period shall be determined by the Company in accordance with Article VIII of the Company’s Long Term Incentive Program.  At the Effective Time, each award of Company Performance Shares shall be cancelled and, in exchange therefor, Parent shall cause the Surviving Corporation to pay to each former holder of each award of Company Performance Shares a cash amount with respect to such award equal to the product of (i) the Merger Consideration and (ii) the greater of (A) the number of Company Performance Shares (rounded down to the nearest whole number) such holder would have been entitled to receive based on the performance determined in accordance with the preceding sentence for the performance period applicable to such award, and (B) the number of Company Performance Shares (rounded down to the nearest whole number) equal to one-third (1/3rd) of the target number of Company Performance Shares for such award, subject to reduction for any Taxes withheld pursuant to Section 2.07.

(d)                       Payments through Payroll.  Any payment to which a current or former employee of the Company or any Subsidiary of the Company becomes entitled pursuant Section 2.05, Section 2.05(b) or Section 2.05(c) shall be made through the Surviving Corporation’s payroll as promptly as practicable following the Effective Time. Parent shall cause the Paying Agent to pay the payments under Section 2.05, Section 2.05(b) or Section 2.05(c) payable to holders who are not current or former employees of the Company or any Subsidiary of the Company (“Non-Employee Holders”) in accordance with Section 2.03.  Notwithstanding the foregoing, for any Company Restricted Stock Unit or Company Performance Share that constitutes deferred compensation within the meaning of Section 409A of the Code, if making the payment as promptly as practicable following the Effective Time would subject the holder of such Company Restricted Stock Unit or Company Performance Share to additional tax under Section 409A of the Code, such payment shall be made on the date that it would be made under the applicable Equity Plan absent the application of this Section 2.05.

(e)                        At or prior to the Effective Time, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.05.

Section 2.06.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon (excluding, for the avoidance of doubt, any conversion of the Company Series A Preferred Stock and any dividend or distribution of Company Series A Preferred Stock required to be made after the date hereof with respect to the outstanding shares of Company Series A Preferred Stock pursuant to the Company Certificate of Designations, including any Make Whole Amount (as defined in the Company Certificate of Designations) thereunder) with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and proportionately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement, and such adjustment to the Merger Consideration shall provide to the Company’s stockholders the same economic effect as contemplated by this Agreement prior to such action.

Section 2.07.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax law.  If the Paying Agent, the Company, the Surviving Corporation or

Parent, as the case may be, so withholds amounts and such amounts are paid to the appropriate Governmental Authority in accordance with Applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of whom the Paying Agent, the Company, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01.  Certificate of Incorporation.  The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (x) as disclosed in (i) the Company 10-K, the Company’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, (iii) each of the Company’s current reports on Form 8-K filed with or furnished to the SEC since the date of the filing of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 and prior to the date hereof or (iv) the

Company’s proxy statement relating to its 2013 annual meeting of stockholders, in each case, without giving effect to any amendment thereto filed on or after the date hereof (the documents referred to in the foregoing clauses (i) through (iv), collectively, the “Company SEC Documents”), or (y) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  Assuming the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in the first sentence of Section 5.08, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (following the conversion of the outstanding Company Series A Preferred Stock) (the “Company Stockholder Approval”) and a vote with respect to a non-binding advisory proposal to approve the “golden parachute compensation” payable to the Company’s named executive officers in connection with the Merger, are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                       At a meeting duly called and held, the Company’s Board of Directors (the “Board of Directors”) has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and

(iii) directed that the approval and adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv)  resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and the Antitrust Laws applicable to the Merger in the jurisdictions set forth in Section 4.03 of the Company Disclosure Schedule, (iii) compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with the requirements of NASDAQ and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) assuming the Company Stockholder Approval is obtained, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 5.03 and receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.  Capitalization.  (a)  The authorized capital stock of the Company consists of (x) 75,000,000 shares of Company Common Stock and (y) 5,000,000 shares of preferred stock, 100,000 shares of which have been designated as Company Series A Preferred Stock.  As of January 29, 2014, there were issued and outstanding (i) 28,566,029 shares of Company Common Stock, including an aggregate of 0 Restricted Shares, (ii) 75,000 shares of Company Series A Preferred Stock (which are convertible pursuant to the Certificate of Designations into a maximum of 5,805,921 shares of Company Common Stock (including, for the avoidance of doubt, the Make-Whole Amount (as defined in the Certificate of Designations), (iii) Company Stock Options to purchase an aggregate of 1,347,462 shares of Company Common Stock, (iv) Company Stock Appreciation Rights with respect to an aggregate of 120,954 shares of Company Common Stock, (v) Company Restricted Stock Units relating to an aggregate of 502,817 shares of Company Common Stock, and (vi) Company Performance Shares relating to an aggregate of 399,994 shares of Company Common Stock based on target achievement of performance goals.  The weighted average exercise price of the Company Stock Options and Company Stock Appreciation Rights that were issued and outstanding as of January 29, 2014 was $29.79.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05 of the Company Disclosure Schedule contains a true and complete list as of January 29, 2014 of all outstanding Restricted Shares, Company Stock Options, Company Stock Appreciation Rights, Company Restricted Stock Units and Company Performance Shares, including with respect to each such award the holder, exercise price (if applicable) and number of shares of Company Common Stock subject thereto (at target, for Company Performance Shares).

(b)                       There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in Section 4.05(a) and for changes since January 29, 2014 resulting from (x) the exercise of Company Stock Options or Company Stock Appreciation Rights outstanding on such date or issued after such date, (y) the vesting and settlement of Company Restricted Stock Units, Company Performance Shares and Restricted Shares outstanding on such date or issued after such date and (z) the issuance of shares of Company Common Stock pursuant to the ESPP in compliance with Section 7.03(e), there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interests in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any shares of capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

(c)                        No Subsidiary or controlled Affiliate of the Company owns any Company Securities.

Section 4.06.  Subsidiaries.  (a) Each Subsidiary of the Company is duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational power and authority necessary to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b)                       All of the outstanding capital stock or other voting securities of, or other ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (except for Permitted Liens) and free of any other limitation or restriction other than transfer restrictions under federal and state securities laws.  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities.  Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company and its Subsidiaries have filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished since January 1, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company Filings”).

(b)                       As of its filing date (and as of the date of any amendment), each Company Filing complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)                        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Filing filed pursuant to the 1934 Act did not, as of the date it was filed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)                       Each Company Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)                        The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure, and the Company has no reasonable basis to believe such controls and procedures are not effective to ensure, that all material information relating to the Company required to be included in reports filed by the Company under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(f)                         Since January 1, 2012, the Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  Since

January 1, 2012, the Company’s principal executive officer and its principal financial officer have disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting.

(g)                        Since January 1, 2012, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company Filings fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the 1934 Act), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09.  Disclosure Documents.  The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendment or supplement thereto will, when filed, comply as to form in all material respects, with the applicable requirements of the 1934 Act.  At the time the Company Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time such stockholders vote on approval and adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.  Absence of Certain Changes.  (a) From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development, change or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                       From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), (b), (c), (f), (g), (j), (l), (m) and (o).

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute or otherwise other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; (iii) liabilities that were incurred under this Agreement or in connection with the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.  Compliance with Applicable Laws.  Except with respect to the matters specifically addressed in clause (d) below (which are addressed exclusively in clause (d) below), matters relating to compliance with Health Care Laws (which are addressed exclusively in clauses (e) through (h) below), infringement or misappropriation of any Intellectual Property Rights (which are addressed exclusively in Section 4.15), Tax compliance matters (which are addressed exclusively in Section 4.16 and Section 4.17), and environmental compliance matters (which are addressed exclusively in Section 4.18(ii)):

(a)                       the Company and each of its Subsidiaries is and since January 1, 2012, has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

(b)                       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Company Permits”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with the terms of the Company Permits, and (ii) since January 1, 2012, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event to allow termination or cancellation of, with or without notice or lapse of time or both, any such Company Permit.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Merger, in and of itself, will not cause the revocation, cancellation, non-renewal, adverse modification or termination of any such Company Permit.

(c)                        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2012, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Company’s knowledge, any agent or representative of the Company or any of its Subsidiaries, has, in the course of his, her or its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated any provision of any Anti-Corruption Law; or (iv) directly or indirectly made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2012, neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and the matters referred to in this Section 4.12(c).

(d)                       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Company’s knowledge, any agents or representatives of the Company or any of its Subsidiaries, is, or is owned or controlled by a Person that is: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or any other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Iran, North Korea, Sudan and Syria).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2012, (A) neither the Company nor any of its Subsidiaries has engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, was the subject of Sanctions, and (B) the Company and each of its Subsidiaries has been in compliance in all material respects with, and has not been penalized for or, to the Company’s knowledge, under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls laws.

(e)                        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are not in violation of, and since January 1, 2012 have not violated, any Health Care Laws which regulate their operations, activities, products or services or any assets owned or used by any of them.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders required by any Health Care Laws for the operation of the businesses of the Company and its Subsidiaries as currently conducted (the “HC Company Permits”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with the terms of the HC Company Permits, and (ii) since January 1, 2012, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event to allow termination or cancellation of, with or without notice or lapse of time or both, any such HC Company Permit.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Merger, in and of itself, will not cause the revocation, cancellation, non-renewal, adverse modification or termination of any such HC Company Permit.

(f)                         None of the Company, any of its Subsidiaries, or their respective employees, officers,  or directors, or, to the Company’s knowledge, individuals with direct or indirect ownership interests of five (5) percent or more in the Company or its Subsidiaries, agents or contractors, have been, since January 1, 2012, or is currently debarred by the FDA under 21 U.S.C. § 335a, or suspended, excluded or debarred from contracting with the federal or any state government or from participation in any Federal Health Care Program nor, to the Company’s

knowledge, has the Company, any Subsidiary of the Company or any of their respective employees, officers, directors, individuals with direct or indirect ownership interests of five (5) percent or more in the Company or its Subsidiaries, or agents or contractors  engaged in conduct which could result in a  suspension, debarment, exclusion or disqualification by any Governmental Authority.  Except as described in Section 4.12(f) of the Company Disclosure Schedule, there are no proceedings pending or, to the Company’s knowledge, threatened that could result in criminal liability or suspension, exclusion, debarment or disqualification by any Governmental Authority.

(g)                        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     since January 1, 2012, the Company and each of its Subsidiaries has timely filed any and all material notifications, filings and reports utilized as the basis for or submitted in connection with a request for a Company Permit from any Governmental Authority, including premarket notifications to the FDA, and any written contract or other document with respect to the purchase or reimbursement of items, products and/or services from the Company by third-party payors, including, but not limited to, Federal Health Care Programs and licensing agencies, insurers and carriers (collectively, “Company Submissions”).  To the Company’s knowledge, the Company Submissions were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such Company Submissions have been submitted to the applicable Governmental Authority;

(ii)                                  neither the FDA nor any other comparable Governmental Authority has withdrawn or suspended the approval or clearance of, requested or ordered the recall of, ordered the seizure of, or ordered or requested the discontinuation of advertising and promotional materials of any of the products of the Company or any of its Subsidiaries; and

(iii)                               neither the Company nor any Subsidiary of Company has, since January 1, 2012, received (A) any warning or untitled letter, report of inspection observations (including FDA Form 483s), establishment inspection report, notice of violation, clinical hold, or other written documents or other communications from the FDA, any other Governmental Authority or any Institutional Review Board alleging material non-compliance by the Company or such Subsidiary with any Applicable Law or regulatory requirements (including those of the FDA), (B) any written notice from FDA that FDA intends to invoke its policy with respect to Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, 56 Fed. Reg. 46191 (September 10, 1991) or (C) any

written notice or communication from the FDA or any other Governmental Authority which enjoins production at any facility of the Company or any of its Subsidiaries.

(h)                                 To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2012, and except as set forth on Section 4.12(h) of the Company Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has(A) received or been subject to any notice, citation, suspension, revocation, warning, request of payment or refund, investigation, request for information or administrative proceeding or review by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Health Care Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any of its Subsidiary’s operations, activities, products, services or financial condition that has not been resolved, including but not limited to any qui tam lawsuits, or U.S. Department of Justice, OIG, State Attorney General or State Medicaid Agency investigations or audits or(B)  been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities and (ii) neither the Company nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Authority for a violation of any Health Care Laws.  To the knowledge of the Company, there are no restrictions imposed by any Governmental Authority upon the business, activities, products or services of the Company or any of its Subsidiaries which would restrict or prevent the Company or such Subsidiary from operating as it currently operates, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.  Properties.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance

Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b)                       Section 4.14(b) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”).

(c)                        Section 4.14(c) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, or each material lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (the “Leased Real Property” and together with the Owned Real Property, the “Company Real Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Lease is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

(d)                       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Real Property and any plants, buildings, structures and equipment thereon owned or leased by the Company and its Subsidiaries have no defects, are in good operating condition and repair and have been maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, to the Company’s knowledge, in the case of buildings (including the roofs thereof), are structurally sound.

Section 4.15.  Intellectual Property.  (a) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of each of the issuances, registrations and applications for issuance or registration included in the Owned Intellectual Property Rights, specifying as to each such item, as applicable (i) the owner of such item, (ii) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of such item and (iv) the date of application and issuance or registration of such item.

(b)                       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries is the sole and exclusive owner of the Owned Intellectual Property Rights and holds all right, title and interest in and to all Owned Intellectual

Property Rights, in each case free and clear of any Lien (excluding Permitted Liens) and (ii) to the knowledge of the Company, the Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c)                        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights, and (ii) the consummation of the transactions contemplated by this Agreement will not result in (A) the imposition of a Lien on, or extinguish or impair the Company’s or its applicable Subsidiary’s rights in, any Owned Intellectual Property Rights or (B) result in any breach of or any loss of any benefit or right under, constitute a default under, or give to any third party any right of termination, vesting, amendment, acceleration or cancellation under, any Contract pursuant to which the Company or its applicable Subsidiary obtains any rights to any Licensed Intellectual Property Right.

(d)                       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, inducing or contributing to the infringement of, misappropriating or otherwise violating any Intellectual Property Right of any Person, (ii) to the knowledge of the Company, during the six (6) years immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has infringed, induced or contributed to the infringement of, misappropriated or otherwise violated any such Third Party’s Intellectual Property Rights, and (iii) there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened during the six (6) years immediately preceding the date of this Agreement against the Company or any of its Subsidiaries or any of their respective present or former officers, directors or employees (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights, (B) alleging that any Owned Intellectual Property Right or Licensed Intellectual Property Right is invalid or unenforceable, (C) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person or (D) otherwise alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person.

(e)                        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken any and all actions reasonably necessary to maintain, enforce and protect the Owned Intellectual Property Rights and the Company’s or its applicable Subsidiary’s interest in any Licensed Intellectual Property Rights, (ii) none of the Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, (iii) all issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property Rights (“Registered IP”) are, to the knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects, (iv) all registration, maintenance and renewal fees applicable to the Registered IP that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other authorities in the applicable jurisdictions for the purposes of maintaining such items (excluding the abandonment or other allowance of the expiration or lapse of Registered IP in the ordinary course of business), and (v) effective written assignments constituting an unbroken, complete chain-of-title from each original owner or inventor to the Company or its applicable Subsidiary have been obtained with respect to all material Owned Intellectual Property Rights, and as to Registered IP, have been duly recorded with the appropriate Governmental Authorities, and (vi) the Company’s and its Subsidiaries’ prosecution of any and all Patents included in the Owned Intellectual Property Rights has been conducted in compliance with Applicable Law and the applicable rules of the U.S. Patent and Trademark Office.

(f)                         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) in the five (5) years immediately preceding the date of this Agreement, neither the Company nor any Company Subsidiary has sent a written notice to any Third Party alleging that such Third Party has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right, and (ii) the Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company the value of which to the Company is contingent upon maintaining the confidentiality thereof.

(g)                        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have appropriate procedures in place designed to provide that all Intellectual Property Rights conceived or developed by employees performing product development duties for the Company and its Subsidiaries, and by third parties performing research and development with respect to products for the Company or its Subsidiaries, have been assigned to the Company or its Subsidiary, as applicable, (ii) to the extent that any Intellectual Property Right has been generated by any Third Party (including any current or former employee) engaged in research and development activities reasonably anticipated to generate material Intellectual Property Rights, the Company or one of its Subsidiaries has a written agreement with such Third Party with respect thereto, which provides that the Company or its applicable Subsidiary either (A) has obtained ownership of or (B) has obtained the rights necessary to exploit, sufficient for the conduct of its business as currently conducted, such Intellectual Property Right.

(h)                       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct its and their business as currently conducted, and (ii) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures.

(i)                           Section 4.15(i) of the Company Disclosure Schedule contains a true and complete list of any and all Owned Intellectual Property Rights that were created, developed or reduced to practice, or are being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract between the Company or any of its Subsidiaries and any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Authority or Governmental Authority-affiliated university, college or other educational institution (collectively, “Government Funded IP”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken any and all actions necessary to obtain, secure, maintain, enforce and protect the Company’s or its applicable Subsidiary’s right, title and interest in, to and under all Government Funded IP, and the Company and its Subsidiaries have complied with any and all any Intellectual Property Right disclosure and/or licensing obligations under any applicable contract referenced in clause (i) above.

Section 4.16.  Taxes.  (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)                       Subject to exceptions as would not be material, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable.

(c)                        Neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any material Tax that remains in effect.

(d)                       The Company, and each Subsidiary, has complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and, to the knowledge of the Company, the transactions expressly contemplated by this Agreement will not adversely affect the status of any existing Tax Grant.

(e)                        There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or material Tax asset.

(f)                         There are no material Liens for Taxes (other than statutory liens for taxes not yet due and payable or being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries.

(g)                        (i) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax Sharing Agreement (other than such an agreement or arrangement between or among (A) the Company (or its Subsidiaries) and Parent (or its Subsidiaries) or (B) the Company and its Subsidiaries exclusively), (ii) neither the Company nor any of its Subsidiaries has liability for the payment of any amount as a result of being party to any Tax Sharing Agreement (other than such agreement or arrangement between or among (X) the Company (or its Subsidiaries) and Parent (or its Subsidiaries) or (Y) the Company and its Subsidiaries exclusively); and (iii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or Parent).

(h)                       Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

(i)                           None of the Subsidiaries of the Company owns any Company Common Stock.

(j)                          During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k)                       No claim has been made in writing in the last three (3) years by any Taxing Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or a Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

Section 4.17.  Employees and Employee Benefit Plans.  (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan and specifies whether such plan is a US Plan or an International Plan. For each material Employee Plan, the Company has provided to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recent favorable determination or opinion letter from the IRS, (iv) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (v) the most recently prepared actuarial report and financial statements and (vi) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (v).  The Company’s failure to provide to Parent any of the documents referenced in the preceding sentence as the date hereof would not, individually or in the aggregate, result in a Company Material Adverse Effect, and the Company will provide such documents to Parent not later than ten Business Days after the date hereof.

(b)                       As of the date hereof, no Key Employee has provided written notice to any executive officer of the Company that he or she presently intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

(c)                        With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code. Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan that is (i) subject to Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)                       Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has been timely amended (if applicable) to comply and has been operated in material compliance with, and the Company and its Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A and 457A of the Code, and no amounts currently deferred or to be deferred under any such plan would be not determinable when otherwise includible in income under Section 457A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A, 457A or 4999 of the Code.

(e)                        Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and no circumstances exist that would reasonably be expected to result in any such determination or opinion letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.  Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.  Each Employee Plan has been maintained in compliance with its terms and with the requirements of Applicable Law, including ERISA and the Code, except for failures to comply or violations that have not had and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect.  No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under ERISA or the Code.

(f)                         Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, all contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending at or prior to the Effective Time that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.  There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recently completed fiscal year.

(g)                        Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former Service Provider to any material payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) materially enhance any benefits or accelerate the time of payment or vesting or trigger any payment of funding

(through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Employee Plan or otherwise, or (iii)  limit or restrict the right of the Company or any of its Subsidiaries or, after Closing, Parent, to merge, amend or terminate any Employee Plan.  There is no contract, plan or arrangement (written or otherwise) covering any current or former Service Provider that, individually or collectively, could give rise to the payment of any amount that would not be deductible due to the application of Section 280G or 162(m) of the Code.

(h)                       Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization or life benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985 (or COBRA)).

(i)                           There is no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) pending against or involving, or, to the Company’s knowledge, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority, including the IRS or the Department of Labor that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries are, and have been since January 1, 2011, in compliance with all Applicable Laws with respect to labor relations, employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)                          Each International Plan (i) has been maintained in compliance with its terms and Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) if intended to qualify for special tax treatment, meets in all material respects all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. To the Company’s knowledge as of the date of this Agreement, the consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to consummate any of the transactions contemplated hereby.

(k)                       Neither the Company nor any of its Subsidiaries is or has been party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement.  There has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider.  There are currently no, and since January 1, 2011 there have not been any, labor strikes, slowdowns, stoppages, picketings, interruptions of work or lockouts pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.  There are no material unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Service Providers.

(l)                           The Company and each of its Subsidiaries is, and has been since January 1, 2011, in material compliance with WARN and has no material liabilities or other obligations thereunder.  Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Effective Time under WARN.

Section 4.18.  Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) since January 1, 2012, the Company has not received any written notice, demand, request for information, citation, summons or complaint from a Governmental Authority alleging that the Company is in violation of any Environmental Laws, and no order is outstanding or otherwise in effect, no penalty has been assessed and no action, suit, investigation or proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of their respective predecessors) that relates to or arises out of any Environmental Law, Environmental Permit or Hazardous Substance; (ii) the Company and its Subsidiaries (and, to the knowledge of the Company, their respective predecessors) are and, since January 1, 2012, have been in compliance with all Environmental Laws and Environmental Permits; (iii), to the knowledge of the Company, since, January 1, 2012, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to or from (x) any location by or on behalf of, (y) any property or facility now or previously owned, leased or operated by, or (z) any property or facility to which any Hazardous Substance has been transported for disposal or treatment by or on behalf of, the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of their respective predecessors).

Section 4.19.  Material Contracts. (a) Except as disclosed in Section 4.19(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts as of the date hereof:

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  any partnership, joint venture, strategic alliance, collaboration, co-promotion, research and development project or other similar Contract (but excluding, for the avoidance of doubt, any distribution, agency or clinical agreements entered into in the ordinary course of business);

(iii)                               any Contract (but excluding any distribution or agency agreements containing the Company’s standard terms and conditions and entered into in the ordinary course of business) that limits in any material respect the freedom of the Company or any of its Affiliates to compete in any line of business, therapeutic area or geographic region, or with any Person, or otherwise materially restricts the research, development, manufacture, marketing, distribution or sale of any product or service by the Company or any of its Affiliates;

(iv)                              any Contract (but excluding any distribution or agency agreements containing the Company’s standard terms and conditions and entered into in the ordinary course of business) that contains exclusivity or “most favored nation” provisions, or any Contract that grants any right of first refusal or right of first offer to any Person relating to any Product or Product candidate;

(v)                                 any Contract (but excluding any distribution or agency agreements containing the Company’s standard terms and conditions and entered into in the ordinary course of business) that requires the Company or any of its Subsidiaries to (A) purchase or sell a minimum quantity of goods relating to any product or product candidate and that involves expenditures or receipts in excess of $1,000,000 in any calendar year remaining in its term, or (B) purchase or sell goods relating to any product or product candidate exclusively, in each case from or to any Person;

(vi)                              any employment Contract applicable to any Key Employee which the Company has or could be reasonably expected to have any material Liability;

(vii)                           any Contract relating to indebtedness for borrowed money or any financial guarantee (whether incurred, assumed, guaranteed or secured by any asset), other than Contracts solely among the Company and its wholly owned Subsidiaries;

(viii)                        any Contract relating to any loan or other extension of credit made by the Company or any of its Subsidiaries, other than (A) Contracts solely among the Company and its wholly owned Subsidiaries and (B) accounts receivable in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(ix)                              any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(x)                                 any Contract (but excluding any distribution or agency agreements containing the Company’s standard terms and conditions and entered into in the ordinary course of business) that (A) involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any calendar year remaining in its term and (B) cannot be terminated by the Company or the applicable Subsidiary(ies) on less than 90 days’ notice without material payment or penalty;

(xi)                              any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) “milestone” or other contingent payments, including upon the achievement of regulatory or commercial milestones, which “milestone” or other contingent payments could exceed $1,000,000 in the aggregate, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries which royalties or other amounts are reasonably expected to exceed $1,000,000 in any calendar year remaining in its term, in each case that cannot be terminated by the Company or its Subsidiaries without penalty without more than 90 days’ notice without material payment or penalty;

(xii)                           any Contract relating to the acquisition or disposition of any business for aggregate maximum consideration (including “earn-outs”) in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has material continuing obligations, including “earn-outs” and indemnities;

(xiii)                        any Contract not described in any other subsection of this Section 4.19 that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any material product, which, if terminated or not renewed, would reasonably be expected to have a Company Material Adverse Effect;

(xiv)                       any Contract with any sole-source supplier of material tangible products or services relating to any material product of the Company or its Subsidiaries;

(xv)                          any Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member, except for any Contract involving employment, change in control, indemnification, stock option or similar Contracts entered into in the ordinary course of business;

(xvi)                       any agreement with a Governmental Authority that provides for payments of $1,000,000 in any calendar year remaining in its term;

(xvii)                    any agreement with any surgeon, physician or other health care professional that that provides for $250,000 in any calendar year remaining in its term; or

(xviii)                 any stockholders, investors rights, registration rights or similar agreement or arrangement.

(b)                   The Company has made available to Parent a true and complete copy of each agreement, contract, plan, arrangement or commitment required to be disclosed pursuant to Section 4.19 (each, a “Material Contract”).  Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is in full force and effect, and is a valid and binding Contract of the Company or its Subsidiaries, as applicable, and, to the Company’s knowledge, of each other party thereto, enforceable against the Company or such Subsidiary, as applicable, and, to the Company’s knowledge, each other party thereto, in accordance with its terms, and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

Section 4.20.  Insurance.  Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain reasonable insurance for their business.

Section 4.21.  Finders’ Fees.  Except for Piper Jaffray & Co., a copy of whose engagement agreement has been provided to Parent prior to the date hereof, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22.  Opinion of Financial Advisor.  The Company has received the opinion of Piper Jaffray & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.  A written copy of such opinion will be delivered promptly after the date hereof to Parent for informational purposes only.

Section 4.23.  Antitakeover Statutes.  The Company has no “rights plan,” rights agreement,” or “poison pill” in effect.  The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies to any such transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreements or any of the transactions contemplated hereby and thereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary in connection with the transactions contemplated by this Agreement, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.  Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).  This Agreement has been duly adopted immediately following its execution by Parent as the sole stockholder of Merger Subsidiary in accordance with Delaware Law.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and the Antitrust Laws applicable to the Merger in the jurisdictions set forth in Section 4.03 of the Company Disclosure Schedule, (iii) compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with the requirements of NASDAQ and the UK Financial Conduct Authority Listing Rules and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in

Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.  Disclosure Documents.  The information supplied in writing by Parent for inclusion in the Company Proxy Statement will not, at the time the Company Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06.  Finders’ Fees.  Except for Centerview Partners LLC and J.P. Morgan Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07.  Financing.  Parent has, or will have prior to and at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to comply with its obligations under this Agreement, to consummate the Merger and the other transactions contemplated hereby, to refinance any indebtedness required to be refinanced in connection therewith and to pay any related fees and expenses.  Parent understands and acknowledges that under the terms of this Agreement, Parent’s and Merger Subsidiary’s obligation to consummate the Merger is not in any way contingent upon or otherwise subject to Parent’s or Merger Subsidiary’s consummation of any financing arrangements, Parent’s or Merger Subsidiary’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Subsidiary.

Section 5.08.  No Interested Stockholder.  As of the time the Company Board Recommendation was adopted by the Board of Directors, none of Parent, Merger Subsidiary or any of their “affiliates” and “associates” were, or have been within the three years preceding such date, an “interested stockholder” of the Company, as those terms are defined in Section 203 of Delaware Law.  Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Company Securities or Company Subsidiary Securities or any options, warrants or other rights to acquire any Company Securities or Company Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any of its Subsidiaries).

Section 5.09.  Ownership of Merger Subsidiary; No Prior Activities.  Parent owns one hundred percent (100%) of the issued and outstanding capital stock of Merger Subsidiary.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Subsidiary has not and will not, prior to the Effective Time, have incurred, directly or indirectly, through any Subsidiary or Affiliate or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.10.  Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent or Merger Subsidiary, threatened against or affecting, the Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.  Management Agreements. As of the date hereof, other than this Agreement and the Voting Agreements, there are no Contracts, undertakings, commitments, or obligations or understandings between Parent or Merger Subsidiary or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors or any of the Affiliates of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.12.  Disclaimer of Other Representations and Warranties.  Parent and Merger Subsidiary acknowledge that they their Representatives have received access to such books and records, facilities, equipment, Contracts, information, data and other assets of the Company and its Subsidiaries which they and their Representatives have requested to review, and have had full opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company.  Parent and Merger Subsidiary each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 of this Agreement neither the Company nor any of its Subsidiary, Representative of the Company or Affiliate of the Company or any of the Company’s Subsidiaries makes, or has made, any representation or warranty relating to the Company or any of its Subsidiaries or the business of the Company and its Subsidiaries in connection with this Agreement, the Merger or the other transactions contemplated hereby, and Parent and Merger Subsidiary are not relying on any representation or warranty except for those expressly set forth in Article 4 of this Agreement.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date hereof until the earlier of the termination of this Agreement and the Effective Time, except as expressly permitted or contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects, and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its key customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with it.  Without limiting the generality of the foregoing, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, except (i) as expressly permitted or contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, (ii) as required by applicable Law, or (iii) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)                       amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)                       adopt a plan of or effect a complete or partial liquidation, dissolution, merger, consolidation, restructuring, conversion, recapitalization or other reorganization (other than with respect to dormant Subsidiaries);

(c)                        (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or Company Subsidiary Securities, or engage in any intercompany transactions between or among the Company and its Subsidiaries, in each case other than any dividends or other intercompany transactions solely between or among the Company and its wholly owned Subsidiaries, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or Company Subsidiary Securities; except (A) pursuant to the exercise of Company Stock Options or Company Stock Appreciation Rights or the settlement of Company Restricted Stock Units or Company Performance Shares, in each case that are outstanding on the date of this Agreement and as required pursuant to the terms of the Equity Plans governing such awards as in effect on the date of this Agreement, or (B) conversion of  the Series A Preferred Stock in accordance with the terms of the Company Certificate of Designation or payment of dividends with respect to or redemption of the Series A Preferred Stock as required by the terms of the Company Certificate of Designation;

(d)                       (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Common Stock upon the exercise of Company Stock Options or Company Stock Appreciation Rights or the settlement of Company Restricted Stock Units, Company Performance Shares or Restricted Shares that in each case are outstanding on the date of this Agreement, and as required pursuant to the terms of the Equity Plans governing such awards as in effect on the date of this Agreement, (B) any shares of Company Common Stock pursuant to the ESPP in compliance with Section 7.03(e), (C) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company and (D) upon conversion of the Series A Preferred Stock in accordance with the terms of the Company Certificate of Designation or payment of dividends with respect to or redemption of the Series A Preferred Stock as required by the terms of the Company Certificate of Designation or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e)                        incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budgets for the projects set forth on Section 6.01(e) of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 individually or $6,000,000 in the aggregate;

(f)                         acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) raw materials, supplies and goods acquired in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness and the present value of all contingent future payments) that does not exceed $5,000,000 in the aggregate;

(g)                        sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales, leases or licenses of products, inventory or equipment in the ordinary course of business consistent with past practice and (ii) sales, leases or licenses of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness and the present value of any contingent future payments) that does not exceed $5,000,000 in the aggregate;

(h)                       sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, protect, or create or incur any Lien (other than Permitted Liens) on, any material Owned Intellectual Property Right or material Licensed Intellectual Property Right (other than non-exclusive licenses granted in the ordinary course of business);

(i)                           other than in connection with actions permitted by Section 6.01(e) or Section 6.01(f), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or to wholly owned Subsidiaries of the Company;

(j)                          create, incur, assume, or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease or otherwise) other than (i) indebtedness in amounts not to exceed $5,000,000 in the aggregate, (ii) indebtedness solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, (iii) guarantees by the Company of any indebtedness of any wholly-owned Subsidiary that is otherwise permitted to be incurred under this Section 6.01(j) or (iv) guarantees by any Subsidiary of the Company of any indebtedness of the Company;

(k)                       amend or modify in any material respect, or terminate, cancel, renew or extend, any Material Contract (other than distribution agreements that incorporate the Company’s standard terms and conditions and agency agreements) or Lease, or enter into any contract that would have constituted such a Material Contract or Lease had it been in effect as of the date hereof (including by amendment of any contract that is not a Material Contract or Lease so that such contract becomes a contract that would have been a Material Contract or Lease had it been in effect as of the date hereof), or waive, release, assign or fail to exercise or pursue any material right, claim or benefit of the Company or any of its Subsidiaries under any such contract, in each case, other than in the ordinary course of business consistent with past practice;

(l)    except as required by Applicable Law or the terms of an Employee Plan as in effect on the date hereof, (i) implement any new severance plans or retention plans, modify the Company Transition Incentive Plan, modify any existing, or enter into any new, continuity, retention or similar agreement (other than in a manner that will not increase the cost of such agreements by an amount equal to $15 million less the value of payments to be made under the Company Transition Incentive Plan), in each case with existing or new Service Providers, (ii) increase the compensation or benefits provided to any current or former Service Provider, other than base salary increases of not more than 4% on average in the ordinary course of business consistent with past practice, (iii) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider or (iv) except as permitted pursuant to clause (i), establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement;

(m)  change the Company’s methods of accounting, except as required by concurrent changes in GAAP or Applicable Law, including Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(n)   settle, or offer to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim or dispute involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation, demand or dispute against the Company, any of its Subsidiaries or any of their respective officers or directors or (iii) any litigation, arbitration, proceeding or other claim or dispute that relates to the transactions contemplated hereby, in each case other than the settlement of any litigation, investigation, arbitration, proceeding or other claim or dispute solely for monetary damages (without any admission of wrongdoing, liability or other adverse consequences or restrictions on the Company, Parent, Merger Subsidiary or the Surviving Corporation) not in excess of $500,000 individually or $3,000,000 in the aggregate; provided that the foregoing exception shall not apply to any matters covered by Section 6.06;

(o)   except as may be required by Applicable Law, make or change any material Tax election, change any annual tax accounting period for any material Taxes, adopt or change any method of tax accounting for any material Taxes, amend any material Tax Returns, enter into any closing agreement in respect of material Taxes, settle any claim, audit or assessment in respect of material Taxes, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(p)   fail to maintain existing material insurance policies or comparable replacement policies; or

(q)   agree, resolve or commit to do any of the foregoing.

Section 6.02.  Company Stockholder Meeting; Company Proxy Statement. (a) The Company shall use its reasonable best efforts to cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable (and in any event will use reasonable best efforts to cause the meeting to be held no later than 50 days after (i) the tenth calendar day after the preliminary Company Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Company Proxy Statement or (ii) if the SEC has by such date informed the Company that it intends to review the Company Proxy Statement, the date on which the SEC confirms that it has no further comments on the Company Proxy Statement) for the purpose of voting on the approval and adoption of this Agreement, which may be the Company’s annual meeting of stockholders.  The Company shall not, without the consent of Parent, adjourn or postpone the Company Stockholder Meeting; provided that the Company may, without the consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (B) if the failure to adjourn or postpone the Company Stockholder Meeting would reasonably be expected to be a violation of Applicable Law or for the distribution of any required supplement or amendment to the Company Proxy Statement or (C) for up to three periods, neither of which shall exceed ten Business Days, to solicit additional proxies if the Company reasonably determines that it is advisable or necessary to do so in order to obtain the Company Stockholder Approval.

(b)   In connection with the Company Stockholder Meeting, the Company shall use its reasonable best efforts to (i) prepare and file with the SEC the preliminary Company Proxy Statement as soon as reasonably practicable (and in any event will use reasonable best efforts to file the preliminary Company Proxy Statement no later than 30 days from the date hereof), (ii) cause the Company Proxy Statement and any amendments or supplements thereto, when filed, to comply in all material respects with all legal requirements applicable thereto, (iii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Company Proxy Statement and all other proxy materials and (iv) cause the Company Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after resolution of all such comments.  Subject to Section 6.03(b), the Board of Directors shall (A) recommend approval and adoption of this Agreement by the Company’s stockholders, (B) use its reasonable best efforts to obtain the Company Stockholder Approval, (C) not effect an Adverse Recommendation

Change and (D) use its reasonable best efforts to otherwise comply in all material respects with all legal requirements applicable to such meeting.  Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not an Adverse Recommendation Change shall have occurred.

Section 6.03.  No Solicitation; Other Offers.  (a) General Prohibitions.  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that, to the knowledge of the Company, is seeking to make, or has made, an Acquisition Proposal, (iii) fail to include in the Proxy Statement, or withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or make any public statement that contradicts the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.  It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b)   Exceptions.  Notwithstanding Section 6.03(a), but subject to compliance in all material respects with this Section 6.03(b) and Sections 6.03(c) and (d), at any time prior to the adoption of this Agreement by the Company’s stockholders:

(i)    the Company, directly or indirectly through advisors, agents or other intermediaries or Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.03(a) in all material respects, has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors reasonably believes will or would reasonably be expected to lead to a Superior

Proposal, and waive such Third Party’s noncompliance with the provisions of any standstill agreement to the extent necessary to permit such negotiations or discussions and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party on substantially the same terms (other than standstill obligations) or terms more favorable to the Company than those contained in the confidentiality agreement dated November 11, 2013 between the Company and Parent (the “Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party); and

(ii)   subject to compliance with Section 6.03(d), the Board of Directors may make an Adverse Recommendation Change (A) following receipt of a bona fide written Acquisition Proposal that the Board of Directors has determined constitutes a Superior Proposal or (B) in response to material events or changes in circumstances arising after the date hereof that were neither known to nor reasonably foreseeable by the Board of Directors as of or prior to the date hereof (an “Intervening Event”), in each case referred to in the foregoing clauses (A) and (B) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.  For the avoidance of doubt, notwithstanding any Adverse Recommendation Change, until the termination of this Agreement in accordance with its terms (x) in no event may the Company (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement permitted under Section 6.03(b)(i) above), or (B) without limitation of Section 6.03(b)(i) above, make, facilitate or provide information for use by any Third Party in any SEC or other regulatory filings in connection with the transactions contemplated by any Acquisition Proposal, and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement.

In addition, nothing contained herein shall prevent the Board of Directors from (1) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal (including any disclosure to stockholders) so long as any action taken or statement made to so comply is consistent with this Section 6.03;

provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action, (2) making any disclosure to the Company’s stockholders if the Company Board has determined in good faith, after consultation with its legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary obligations under Delaware Law, including with respect to the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall, taken by itself, be deemed to be an Adverse Recommendation Change); provided that any such disclosure that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such disclosure or in connection therewith, or (3) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c)   Required Notices.  The Company shall notify Parent promptly (but in no event later than 24 hours or, if received on a day that is not a Business Day, the following Business Day) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, may be considering making, or has made, an Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request, subject to such restrictions as may exist under confidentiality agreements as in effect on the date hereof.  The Company shall keep Parent fully informed, on a prompt basis, of any material changes to the status, terms or conditions of any such Acquisition Proposal, indication or request and shall promptly (but in no event later than 24 hours after receipt or, if received on a day that is not a Business Day, the following Business Day) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Acquisition Proposal.

(d)   “Last Look.”  Further, the Board of Directors shall not make an Adverse Recommendation Change pursuant to Section 6.03(b)(ii) (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) the Company promptly provides written notice to Parent, in writing at least three Business Days before taking such action, of its intention to do so (which notice shall not constitute an Adverse Recommendation Change), attaching (A) in the case of an Adverse

Recommendation Change to be made following receipt of an Acquisition Proposal that the Board of Directors has determined constitutes a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the underlying facts giving rise to, and the reasons for making, such Adverse Recommendation Change, and (ii) Parent does not make, within three Business Days after its receipt of that written notification, a binding and irrevocable written offer that (1) in the case of any Adverse Recommendation Change to be made following receipt of a Superior Proposal, is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 6.03(d)) or (2) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, obviates the need for such Adverse Recommendation Change.  The Company agrees that, during any applicable three Business Day period referred to in this Section 6.03(d), the Company shall negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent.

(e)   Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal for at least a majority of the equity or voting securities of the Company and its Subsidiaries or assets representing at least a majority of the consolidated revenues of the Company and its Subsidiaries, that was not solicited in violation of Section 6.03(a) in all material respects and which is on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, the availability of any financing (if a cash transaction) and conditions to consummation, are more favorable from a financial point of view to the Company’s stockholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)).

(f)    Obligation of the Company to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.  The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) as promptly as practicable, in accordance with, and to the extent provided for in, any applicable confidentiality agreement and subject to any contractual retention rights of any such Third Party.

Section 6.04.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access (during regular business hours upon reasonable notice) to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.  Notwithstanding the foregoing, the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the Confidentiality Agreement or a similar agreement with the Company with respect to such information or (B) provide access to or furnish any information if doing so would violate any Contract, or where such access to information would involve the waiver or loss of an attorney-client or work product privilege so long as the Company has reasonably cooperated with Parent to permit such inspection of, or to disclose such, information on a basis that does not violate such Contract or compromise or waive such privilege with respect thereto; provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws.  With respect to any information disclosed pursuant to this Section 6.04, Parent and Merger Subsidiary shall comply with, and shall instruct their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement or any similar agreement entered into between the Company and any Person to whom the Company or any of is Representative provides information pursuant to this Section 6.04, and all information disclosed to Parent, Merger Subsidiary or any of their respective Representatives pursuant to this Section 6.04 shall be subject to the terms of the Confidentiality Agreement.  The confidentiality obligations set forth in the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time or the expiration of the Confidentiality Agreement according to its terms.

Section 6.05.  Compensation Arrangements.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions or other transactions in Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.06.  Certain Litigation.  The Company shall give Parent notice of and the opportunity to participate in the defense or settlement of any litigation (including derivative claims) against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement.  The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date of this Agreement against it or any of its directors or executive officers relating to this Agreement, the Merger or any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 6.07.  Company Series A Preferred Stock.  Prior to the Effective Time, the Company shall cause each outstanding share of Company Series A Preferred Stock to be converted into shares of Company Common Stock in accordance with the terms of the Company Certificate of Designation and, as of the Effective Time, no shares of Company Series A Preferred Stock shall be issued or outstanding.

ARTICLE 7
COVENANTS OF PARENT

Parent agrees that:

Section 7.01.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.  Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)   For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof or any indemnity agreements between the Company and its present and former officers in effect as of the date hereof, and, with respect to any currently serving directors and officers of the Company, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such obligations; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law and such indemnity agreements.

(b)   For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company’s certificate of incorporation and bylaws in existence on the date of this Agreement.

(c)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for a non-cancellable extension (or “tail”) of the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date hereof, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time (such period, the “Tail Period”), with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof.  Parent shall, and shall cause the Surviving Corporation to, maintain such “tail” policies in full force and effect through such six year period.  If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, then from the Effective Time through the end of the Tail Period, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current D&O Insurance covering each Person currently covered by the Company’s D&O Insurance for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such Person by reason of him or her serving in the applicable capacity on terms with respect to such coverage and amounts no less favorable than those of such D&O Insurance policies in effect on the date of this Agreement; provided that if the aggregate cost for such insurance coverage exceeds 200% of the current annual premium paid by the Company (which amount is set forth in Section 7.02(c) of the Company Disclosure Schedule), the Surviving Corporation shall instead be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost of 200% of the current annual premium.

(d)   If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e)   The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.03.  Employee Matters.   (a) During the period beginning at the Effective Time and ending on the first anniversary thereof, Parent shall, or shall cause its Subsidiaries to, provide to each employee who is actively employed by the Company or its Subsidiaries at the Effective Time (each, a “Covered Employee”) and who is located primarily (i) in the United States, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (other than equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements) that were provided to such Covered Employee under the Employee Plans set forth on Section 4.17(a) of the Company Disclosure Schedule immediately prior to the Effective Time and (ii) outside the United States, compensation and benefits that, as determined by Parent in its sole discretion, either (x) were provided to such Covered Employee under the Employee Plans set forth on Section 4.17(a) of the Company Disclosure Schedule immediately prior to the Effective Time or (y) are provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries).

(b)   Without limiting paragraph (a) of this Section 7.03, during the period beginning at the Effective Time and ending on June 30, 2014, Parent shall cause the Company to continue to perform the Company’s obligations with respect to any Covered Employee who is covered by the ENTrigue severance policy in accordance with the terms of such policy, as such terms are set forth on Section 7.03(b) of the Company Disclosure Schedule.

(c)          Crediting of Payments.  In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a “Parent Plan”) following the Effective Time, Parent shall, or shall cause its Subsidiaries to, use reasonable best efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Covered Employee under any Parent Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan and (ii) provide such Covered Employee with credit for any copayments and deductibles paid under an Employee Plan prior to such Covered Employee’s coverage under any Parent Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan.

(d)         Service Crediting.  As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Covered Employee prior to the Effective Time, with the Company and its Subsidiaries for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable).  In no event shall anything contained in this Section 7.03 result in any duplication of benefits for the same period of service.

(e)          Company 401(k) Plan.  Effective as of immediately prior to the Effective Time, unless otherwise directed in writing by Parent at least five Business Days prior to the Effective Time, the Company shall terminate the Company’s Retirement Savings and Investment Plan, pursuant to resolutions of the Board of Directors that are reasonably satisfactory to Parent. In connection with the termination of such plan, Parent shall permit each Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but excluding all participant loans) in cash in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Covered Employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries.

(f)           ESPP.  Prior to the Effective Time, the Board of Directors or the appropriate committee thereof shall take all actions, including adopting any resolutions or amendments, with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) to: (i) cause the “Offering Period” (as defined in the ESPP) ongoing as of the date of this Agreement to be the final Offering Period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is seven Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares returned to the participant), (ii) prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of this Agreement and (iii) terminate the ESPP effective immediately prior to the Effective Time.

(g)          Employee Data.  Not later than ten Business Days after the date hereof and to the extent permitted by Applicable Law, the Company will provide Parent with a schedule that sets forth, for each employee of the Company or any of its Subsidiaries, his or her name, title, annual base salary, most recent annual bonus received, current annual bonus opportunity, employer, hire date, location, whether full- or part-time and whether active or on leave (and, if on leave, the nature of the leave and the expected return date). Five Business Days prior to the Effective Time and to the extent permitted by Applicable Law, the Company will provide Parent with a revised version of the schedule described in the immediately preceding sentence, updated as of ten Business Days prior to the Effective Time.

(h)         Labor Groups. The parties agree to work together in good faith to consult with or obtain the consent of any labor or trade union, works council or other employee representative body as may be required to consummate the transactions contemplated hereby.

(i)             Without limiting the generality of Section 11.06, nothing in this Section 7.03, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any Covered Employee or any former employee, director, officer or individual independent contract of the Company or any of its Subsidiaries, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ any Covered Employee for any period following the Effective Time.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Company, Parent Holdco and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable and no later than the End Date, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including by defending, contesting and resisting any actual or threatened claim, suit, action, objection or other proceeding brought by a Governmental Authority or other Third Party challenging any transaction contemplated by this Agreement as violative of any Applicable Law, including Antitrust Laws, and seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement by the End Date or which would materially impair or materially delay the consummation of the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties (any such action in the foregoing clause (A) or (B), a “Burdensome Condition”), other than the Agreed Actions.  For the avoidance of doubt, without the prior written consent of Parent, the Company shall not offer, propose or agree to any Burdensome Condition, including any Agreed Action.  “Agreed Actions” means negotiation of and entry into a non-exclusive license on a worldwide basis with one or two third parties (in no case shall this provision require licenses that would allow more than one third party to manufacture or have manufactured, or sell or have sold, products in overlapping fields of use), for use solely in the field of radiofrequency energy in the sports medicine field of use, with respect to any or all of the following: (i) all of the “Coblation” patents licensed by the Company or its Affiliates to Parent or its Affiliates enabling a third party to have manufactured or supplied, under commercially reasonable terms, the same products that Parent or its Affiliates have manufactured or supplied as of the Effective Time, and improvements thereto by the third party, under existing agreements with the Company or its Affiliates, and any other patents of Parent or its Affiliates, in each case to the extent embodied in Parent’s or its Affiliates’ “DYONICS RF” products as of the

Effective Time, (ii) all patents owned or licensed  by Parent and its Affiliates to the extent embodied in their “E-FLEX” products at the Effective Time, and improvements thereto by the third party, (iii) intellectual property (excluding trademarks, trade names, brand names and domain names) and technical, development and other related information and files, in each case to the extent related to any research and development efforts by Parent and its Affiliates that exist prior to the Effective Time with respect to new products or technology of Parent and its Affiliates using radiofrequency energy in the sports medicine field of use, and (iv) all patents owned or licensed  by Parent and its Affiliates as of the Effective Time to the extent embodied in other products, and improvements thereto by the third party, (i.e., other than those covered in clauses (i) and (ii) but not the Excluded Products) of Parent and its Affiliates using radiofrequency energy in the sports medicine field of use; provided that in no event shall Parent or its Affiliates be required to license patents embodied in any such other product under this clause (iv) to the extent that the product associated with such patents, individually or taken together with all other products associated with patents licensed pursuant to this clause (iv), represented more than US $40 million of aggregate consolidated revenues of Parent Holdco for the twelve months ended November 30, 2013 (for the avoidance of doubt, revenues associated with products incorporating “Coblation” intellectual property and with “DYONICS RF” products shall not be included for purposes of calculating the aggregate consolidated revenues in this clause (iv)) (all of the products described in clauses (i), (ii), (iii) and (iv) above, including, for the avoidance of doubt, the DYONICS RF, E-FLEX, SCULPTOR and SAPHYRE product lines and Parent’s and its Affiliates’ RF consumables, the “Covered Products”), and (v) know-how, design history files, technical information and related documentation and intellectual property owned or licensed by Parent and its Affiliates as of the Effective Time related to the Covered Products which are reasonably necessary to allow a licensee to register, make, use and sell Covered Products, and to make improvements to the Covered Products, on a worldwide basis.  Notwithstanding the foregoing, (A) in no event shall the Covered Products include (x) the Company’s or its Affiliates’ products utilizing temperature sensing technology or (y) “ELECTROBLADE” (the products described in (x) and (y) collectively, the “Excluded Products”) and (B) to the extent that any third party’s consent is required in connection with the Agreed Actions the parties shall only be required to take commercially reasonable efforts to obtain such consents.  “Agreed Actions” shall also include negotiation of and entry into transitional technical support agreements, transitional manufacturing or interim supply agreements and other ancillary agreements that Governmental Authorities customarily require in connection with settlements, undertakings, consent decrees, stipulations and other agreements related to Antitrust Laws that involve licenses of intellectual property, to the extent reasonably necessary to permit a licensee to enter into the manufacture and sale of Covered Products on a worldwide basis.  For the avoidance of doubt, as used in the definition of “Agreed Actions,” Parent and its Affiliates excludes the Company and its Affiliates.

(b)         In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement and shall make such other filings or submissions with Governmental Authorities in the jurisdictions set forth in Section 9.01(b) of the Company Disclosure Schedule as promptly as practicable, and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such other Antitrust Laws and shall use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt or occurrence of approvals, consents, registrations, permits, authorizations, clearances, non-actions, investigation closures and conclusions and other confirmations in the jurisdictions set forth in Section 9.01(b) of the Company Disclosure Schedule (if filings or submissions are made in such jurisdictions) as soon as practicable and no later than the End Date.  In furtherance of and without limiting the foregoing, (i) to the extent permitted by applicable Law, Parent shall, on behalf of the parties, control and lead all joint filings, communications, defense, litigation, negotiations and strategy relating to the HSR Act or any other Competition Law regarding any of the transactions contemplated hereby; provided that each party shall consult, and share drafts of any filings or communications, a reasonable period of time in advance with respect to and consider in good faith the comments and views of the other party in connection with any filing, communication, defense, litigation, negotiation or strategy and any final decisions with respect thereto in each case relating to the HSR Act or any other Competition Law regarding any of the transactions contemplated hereby, to the extent reasonably practicable and to the extent permitted by applicable Law, and shall give the other party and its Representatives a reasonable advance opportunity to attend and participate in any in-person or telephonic meeting or conference with any Governmental Authority  or, in connection with any litigation by a private party, relating to the HSR Act or any other Competition Law regarding any of the transactions contemplated hereby, and shall provide concurrent copies to the other party of any material written communications or filings with respect thereto, and (ii) notwithstanding the foregoing, neither Parent nor the Company shall without the consent of the other party (not to be unreasonably withheld, delayed or conditioned) (A) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority acting pursuant to the HSR Act or any other Competition Law or (B) withdraw any Notification and Report Form filed pursuant to the HSR Act.  Parent shall control negotiations with respect to Agreed Actions; provided that Parent and its Representatives shall keep the Company and its Representatives informed on a current and regular basis and consult and consider in good faith the comments and views of the Company in connection with (i) the timing and terms of any solicitation or proposal process undertaken in connection with any Agreed Actions and (ii) the status and terms of offers and negotiations with any third party with respect to any Agreed Actions, including in each case providing copies of any material proposals, counterproposals or agreements.

(c)          Prior to the Closing, each party hereto shall (i) consult with the other parties hereto with respect to, and shall provide any necessary or appropriate information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Authority or any other information supplied by such party to, or meetings, conferences or correspondence with, any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (ii) permit the other parties or their counsel to review in advance, where appropriate, any information, correspondence or filing (and the documents submitted therewith) intended to be given by it to any Governmental Authority; provided that such materials may be supplied on an outside counsel only basis where they include competitively sensitive information, (iii) to the extent permitted by the applicable Governmental Authority, give the other parties or their counsel the opportunity to attend and participate in any meetings or conferences with such Governmental Authority and (iv) if such party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to provide, or cause to be provided, after consultation with the other parties hereto, such additional information or material as promptly as practicable.  Subject to Applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to the obtaining of any consents, approvals, registrations, authorizations, waivers, permits and orders contemplated by this Section 8.01 and Section 8.02.

(d)         At Parent’s sole cost and expense, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers and other Representatives to, use its commercially reasonable efforts to cooperate with Parent in its efforts to consummate the financing transactions that Parent or Merger Subsidiary may undertake to finance the Merger and the other transactions contemplated by this Agreement; provided that Parent shall indemnify and hold harmless the Company and its Subsidiaries and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with such financing or any assistance or activities provided in connection therewith except that the foregoing shall not apply in the willful misconduct or gross negligence of the Company or its Subsidiaries and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers and other Representatives.  Such commercially reasonable efforts shall include, to the extent reasonably requested by Parent, (i) providing direct contact between prospective financing sources and the senior management of the Company (including participation in due diligence sessions), (ii) providing assistance in preparation of confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining such financing (including the provision of due diligence materials); provided that the Company shall have the right to review and comment on such materials prior to their dissemination to potential lenders or other counterparties to any proposed financing transaction, (iii) cooperation with the marketing efforts of Parent and its financing sources for such financing, including use of the Company’s logos and participation in a reasonable number of management presentation sessions, “road shows” and sessions with rating agencies, (iv) providing assistance in obtaining any consents of third parties necessary in connection with such financing, (v) providing assistance in extinguishing existing indebtedness of the Company and its Subsidiaries and releasing the Liens securing such indebtedness, in each case to take effect at the Effective Time; provided that such assistance shall not require the Company or any of its Affiliates to agree to any contractual obligation relating to the financing that is not conditioned upon the Closing and that does not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement, (vi) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (vii) assisting Parent in obtaining legal opinions to be delivered in connection with such financing and (viii) assisting Parent in securing the cooperation of the independent accountants of the Company, including with respect to the delivery of accountants’ comfort letters.

(e)          Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable to arrange and consummate any financing necessary for it to consummate the Merger and the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement and prior to the End Date.  Parent shall consult with and keep the Company informed in reasonable detail of the status of its efforts to arrange such financing.

Section 8.02.  Certain Filings.  (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.  Subject to Section 6.04 and Applicable Law, each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice, or application, submission or response required to be made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as reasonably practicable.  With respect to any non-public information provided by or on behalf of Parent pursuant to this Section 8.02 or otherwise pursuant to this Agreement that is not intended for use in the Company Proxy Statement or related filings, the Company shall be bound by the confidentiality obligations (but not the other obligations) set forth in the Confidentiality Agreement as though the Company was “you” and Parent Holdco was (collectively with its Subsidiaries) the “Company” under the Confidentiality Agreement, subject to any exceptions set forth therein.

(b)         Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.  The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Section 8.03.  Public Announcements.  The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent in a mutually agreed upon form and thereafter, to the extent permitted by Applicable Law, Parent and the Company shall consult with each other before, directly or indirectly through any Representatives, issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement (which, for the avoidance of doubt, shall not include private communications with investors or analysts), press release or scheduling or participating in any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, and, except in respect of any press release or other communication as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication with the press or make any such other public statement or schedule or participate in any such press conference or scheduled conference call without the consent of the other party.  Notwithstanding the foregoing, in connection with any action by the Company or the Board of Directors contemplated by Section 6.03(b), the Company shall not be required to consult with or obtain the consent of Parent prior to issuing any press release or otherwise making public announcements in compliance with Section 6.03(b).

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)          any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)         any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)          any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d)         upon the senior executives of such party becoming aware of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger set forth in Article 9 not to be satisfied.

Section 8.06.  De-listing; Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.07.  Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)         the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)         all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, and all consents, approvals, authorizations, clearances, non-actions or investigation closures or conclusions under the Antitrust Laws of the jurisdictions set forth in Section 9.01(b) of the Company Disclosure Schedule shall have been made, obtained or taken, and any applicable waiting periods or periods to apply for a review of any decision thereunder shall have expired or been terminated; provided that no such waiting period or review period shall have terminated or expired, and no such approval shall have been obtained, subject to or conditioned upon the imposition of a Burdensome Condition, other than the Agreed Actions; and

(c)   no provision of any Applicable Law shall enjoin, prohibit or otherwise make illegal the consummation of the Merger.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following further conditions:

(a)   (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) (A) the representations and warranties of the Company contained in Section 4.05(a) and (b) shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct, only at and as of such time), in each case, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to cause the aggregate consideration to be paid by Parent and Merger Subsidiary to holders of Company Securities under this Agreement to increase by $7,500,000 or more, (B) the representation and warranty of the Company contained in Section 4.10(a)(ii) shall be true and correct at and as of the times specified therein, (C) the representations and warranties of the Company contained in Section 4.21 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, and (D) all other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) only as of such time), with, in the case of this clause (D) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b)   no event, occurrence, revelation, development, change or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing;

(c)   there shall not have been instituted and remain pending any unresolved action or proceeding by any Governmental Authority (i) challenging or seeking to make illegal, enjoin or otherwise to restrain or prohibit the consummation of the Merger, (ii) seeking to restrain or prohibit the ownership or operation by Parent, the Company or any of their respective Affiliates of all or any portion of the businesses or assets of any of Parent, the Company or any of their respective Affiliates following the Closing, except in any such case in so far as such restraint or prohibition would constitute an Agreed Action, or (iii) seeking to compel Parent, the Company or any of their respective Affiliates to take or accept any Burdensome Condition, other than an Agreed Action; and

(d)   no Applicable Law shall have been enacted, enforced, promulgated or issued that has or would result in a Burdensome Condition, other than an Agreed Action.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following further conditions:

(a)   (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) (A) the representations and warranties of Parent and Merger Subsidiary that are qualified by reference to Parent Material Adverse Effect shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct only at and as of such time), (B) the representations and warranties of Parent and Merger Subsidiary contained in Section 5.07 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects only at and as of such time) and (C) all other representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true and correct (disregarding all materiality qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality qualifications contained therein) only at and as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b)   there shall not have been instituted and remain pending any unresolved action or proceeding by any Governmental Authority seeking to make illegal, enjoin or otherwise to restrain or prohibit the consummation of the Merger.

ARTICLE 10
TERMINATION

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)   by mutual written agreement of the Company and Parent;

(b)   by either the Company or Parent, if:

(i)    the Merger has not been consummated on or before July 2, 2014 (the “End Date”); provided that if, as of the End Date, the conditions set forth in Section 9.01(b), Section 9.01(c), Section 9.02(c) or Section 9.02(d) shall not have been satisfied or waived then, upon notice given by Parent or the Company to the other party not later than 6:00 p.m., Eastern Time, on the End Date, the End Date shall be extended to and including September 2, 2014, which date shall thereupon constitute the End Date of all purposes of this Agreement ; provided, further, that, if Parent and the Company mutually agree to extend the End Date not later than (A) September 2, 2014 they may extend the End Date to October 2, 2014 and (B) October 2, 2014 they may extend the End Date to November 3, 2014; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is the proximate cause of the failure of the Merger to be consummated by such time;

(ii)   there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited, (B) restrains or enjoins the Company or Parent from consummating the Merger and has become final and nonappealable or (C) conditions the consummation of the Merger on the acceptance of, or the taking of any action that constitutes, a Burdensome Condition (other than an Agreed Action) and has become final and nonappealable; or

(iii)  at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c)           by Parent, if:

(i)    an Adverse Recommendation Change shall have occurred or at any time after receipt or public announcement of an Acquisition Proposal, the Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent;

(ii)   there shall have been a material breach of Section 6.03 on the part of the Company; or

(iii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) not to be satisfied and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within 30 days following notice to the Company from Parent or Merger Subsidiary of such breach or failure to perform;

(d)        by the Company if:

(i)    prior to the Company Stockholder Meeting, if the Board of Directors shall have made an Adverse Recommendation Change in compliance in all material respects with the terms of Section 6.03, in order to enter into a definitive, written agreement concerning a Superior Proposal; provided that the Company shall have paid any amount due pursuant to Section 11.04(b) in accordance therewith; or

(ii)   a breach in any material respect of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) not to be satisfied and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Subsidiary, as applicable, within 30 days following notice to Parent or Merger Subsidiary from the Company of such breach or failure to perform.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) breach by either party of any representation or warranty herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.  The provisions of this Section 10.02 and Sections 11.01, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01. For purposes of this Section 10.02, “intentional breach” or “intentional failure” means a material breach of any representation or warranty or a material failure to fulfill a condition or perform a covenant that, in any such case, is a consequence of an act or omission undertaken by the party breaching or failing to perform with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a breach of this Agreement, and with the intent that that such act or omission actually breach this agreement.

ARTICLE 11
MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as such e-mail is actually received) and shall be given, if to Parent or Merger Subsidiary, to:

Smith & Nephew, Inc.
150 Minuteman Road
Andover, MA 01810
Attention: General Counsel
Facsimile No.: (978) 749 1599
E-mail: Company.Secretary@smith-nephew.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:                               George R. Bason, Jr.

Michael Davis

Facsimile No.:         (212) 701-5800

E-mail:                                              george.bason@davispolk.com

michael.davis@davispolk.com

if to Parent Holdco, to:

Smith & Nephew plc

15 Adam Street

London

WC2N 6LA

United Kingdom

Attention: Chief Legal Officer

Facsimile No.: +44 (0)20 7930 3353

Attention: Company Secretary

E-mail: Company.Secretary@smith-nephew.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:                               George R. Bason, Jr.

Michael Davis

Facsimile No.:         (212) 701-5800

E-mail:                                              george.bason@davispolk.com

michael.davis@davispolk.com

if to the Company, to:

ArthroCare Corporation

7000 West William Cannon

Building 1

Austin, TX 78735

Attention:                               Richard Rew, General Counsel

Facsimile No.:         (512) 391-3901

E-mail:                                              richard.rew@arthrocare.com

with a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Charles K. Ruck and Josh Dubofsky
Facsimile No.: (212) 751-4864
E-mail: charles.ruck@lw.com, josh.dubofsky@lw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York time.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding day.

Section 11.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.  (a) General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that the Surviving Corporation shall pay all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by Article 2.

(b)        Termination Fee.

(i)    If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii), or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent Holdco in immediately available funds $54,900,000 (the “Termination Fee”) in order to compensate Parent Holdco for the loss of opportunity or rights under this Agreement and expenses incurred in furtherance of the transactions contemplated by this Agreement by Parent Holdco after the date hereof.  Such payment shall be made, in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination (provided that Parent has provided wire instructions with respect to such payment and otherwise promptly following receipt of such wire instructions).

(ii)   If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced and not publicly and unconditionally withdrawn at least five (5) Business Days prior to (x) the date of termination, in the case of a termination pursuant to Section 10.01(b)(i) or (y) the Company Stockholder Meeting, in the case of a termination pursuant to Section 10.01(b)(iii), (C) in the case of a termination pursuant to Section 10.01(b)(i), at the time of such termination the condition set forth in Section 9.01(a) shall not have been satisfied, and (D) within nine (9) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (ii), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent Holdco in immediately available funds, concurrently with the occurrence of the applicable event described in clause (D), the Termination Fee in order to compensate Parent Holdco for the loss of opportunity or rights under this Agreement and expenses incurred in furtherance of the transactions contemplated by this Agreement by Parent Holdco after the date hereof.

(iii)  For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one (1) occasion.

(c)        Other Costs and Expenses.  Each party acknowledges that (i) the agreements contained in Section 11.04(b) are an integral part of the transactions contemplated by this Agreement, (ii) the amounts payable pursuant to Section 11.04(b) are not a penalty or liquidated damages, (iii) notwithstanding anything to the contrary in this Agreement, except as set forth in the last sentence of this Section 11.04(c), in the event that any Termination Fee is paid or payable pursuant to Section 11.04(b), Parent’s right to receive payment of the Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and (iv)  without the agreements contained in Section 11.04(b) and this Section 11.04(c), Parent and the Company would not have entered into this Agreement.  Accordingly, (A) if the Company fails to promptly pay the Company Termination Fee when due pursuant to Section 11.04(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 11.04(b), the Company shall pay to Parent reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Parent in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Section 11.05.  Disclosure Schedule and SEC Document References.  (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i)the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be reasonably apparent to a reasonable person who has read that reference.

(b)        In no event shall any predictive, cautionary or forward-looking statements contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than (i) as provided in Section 7.02 and (ii) at and after the Effective Time, the rights of the holders of shares of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment (x) shall not relieve Parent or Merger Subsidiary of its obligations hereunder, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary and (y) shall not be permitted if it would result in any increase in withholding under Section 2.07.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its controlled Affiliates or against any party or any of its controlled Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and may be signed electronically by delivery of signatures in .pdf or similar format. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by all of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Guarantee.  (a) Parent Holdco irrevocably and unconditionally guarantees the due and punctual performance of the obligations of Parent, Merger Subsidiary, the Surviving Corporation and their permitted assigns hereunder (the “Guaranteed Obligations”) subject to the conditions hereunder. If, for any reason whatsoever, Parent, Merger Subsidiary the Surviving Corporation or any of their permitted assigns shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent Holdco will forthwith pay or perform, or cause to be paid or performed, the Guaranteed Obligations. Parent Holdco hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Parent, Merger Subsidiary the Surviving Corporation or any such permitted assign, any right to require the prior disposition of the assets of Parent, Merger Subsidiary or any such permitted assign to meet their respective obligations, notice, protest and all demands whatsoever.  This is a guarantee of payment and performance and not collectability.

(b)                       Parent Holdco is a legal entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization.  Parent Holdco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly approved, executed and delivered by Parent Holdco and is a valid and binding agreement of Parent Holdco, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Parent Holdco owns directly one hundred percent (100%) of the issued and outstanding capital stock of Parent.

(c)                        Parent Holdco shall not transfer or assign, in whole or in part, any of its obligations under this Section 11.13.

Section 11.14.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination hereof in accordance with Article 10, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ARTHROCARE CORPORATION

By:
Name:
Title:

SMITH & NEPHEW, INC.

By:
Name:
Title:

ROSEBUD ACQUISITION CORPORATION

By:
Name:
Title:

SMITH & NEPHEW PLC

By:
Name:
Title: